EXHIBIT 99.1

FOR FURTHER INFORMATION:
CONTACT:
Elizabeth A. Sharp
Vice President Corporate Relations
(602) 389-8835
Three-Five Systems, Inc.
1600 North Desert Drive
Tempe, AZ 85281-1230

TFS ANNOUNCES PLAN TO STREAMLINE OPERATIONS

Strategic Consolidation of U.S. EMS Operations with Corporate Functions;
Transitions in Management Team;
Exploring Opportunities to Consolidate Offshore Operations

TEMPE, ARIZ. – January 26, 2005 — Three-Five Systems, Inc. (NYSE: TFS) today announced that it is planning a number of actions designed to reduce operating costs and excess manufacturing capacity.

Jack Saltich, President and CEO of TFS, said, “In today’s EMS world, streamlining operations and driving costs to their lowest possible level are imperative to remaining competitive. While profitability will only be accomplished through a combination of revenue growth and the changes I am announcing today, these actions are a necessary step in that direction. They will provide us with the focus and efficiency that will be required as we drive toward our objectives.”

The company will take steps to consolidate its U.S. EMS manufacturing and corporate functions into a single location in Redmond, Washington in 2005. In conjunction with the planned move, the company will name James E. Jurgens as Interim Chief Financial Officer, effective February 1, 2005, replacing Jeffrey D. Buchanan, who has elected to resign his post to remain in Arizona. The company also announced that it is exploring opportunities to consolidate its offshore operations.

Consolidation of Headquarters with EMS Operations in Redmond, Washington
To improve operational and cost efficiencies, TFS will work throughout early 2005 to relocate its corporate headquarter functions from Tempe, Arizona, to Redmond, Washington, where the company currently conducts its low-volume EMS, prototype, and medical manufacturing operations.

In order to provide maximum customer service, the company will maintain several sales, marketing and engineering support centers throughout the United States, including Arizona. All TFS corporate functions, including finance and accounting, human resources, and information technology, will eventually be located in the Washington facility. The consolidations are expected to be underway for the next several months and will be completed during the second half of 2005.

Management Transition
Company Executive Vice President and Chief Financial Officer, Jeffrey D. Buchanan, has elected to remain in Arizona. He plans to resign his positions as CFO and as a member of the board of directors effective February 1, 2005, but he will work closely as a consultant with the newly appointed Interim CFO, James E. Jurgens, over the next several months to effect a smooth transition. As both gentlemen work together to support the transition, Buchanan’s efforts will focus largely on external financing activities while Jurgens will concentrate his efforts on operation and consolidation activities.

Saltich commented, “I speak on behalf of the entire Board of Directors, including our Chairman David Malmberg, and Audit Committee Chairman Henry Hirvela, when I say that Jeff’s contributions to TFS have been invaluable. In particular, I want to acknowledge his work in supporting a high volume of growth-mandated acquisitions over the years, in developing and leading a highly competent accounting and finance group and in establishing company-wide governance procedures, which reflect the highest of standards.

Three-Five Systems

While this consolidation reflects a necessary step in transitioning our company to a more effective structure, it does not negate the fact that Jeff will be missed, both professionally and personally.”

Jurgens will take the helm as Interim CFO on February 1, 2005. He most recently served as Chief Financial Officer and held responsibility for the management of all operations at Ziatech Corporation, a privately held developer of embedded computers for telecom applications, which was purchased by Intel Corporation in 2001. He previously served as European Finance Director for Advanced Micro Devices located in Dresden, Germany, where he was on the team responsible for launching AMD’s first international .13 micron wafer fabrication facility. Jurgens has been working with TFS since August of 2004 on an interim basis to assist in turning around and resolving operational inefficiencies in the company’s Washington facility. While Jurgens’ other commitments preclude his ability to accept a permanent role as CFO, his experience through 2004 with TFS has qualified him to lead the transition of the company’s administrative functions from Arizona to Washington.

Manila Factory
In a move to consolidate manufacturing operations and reduce excess factory capacity, TFS is exploring the potential sale of its Manila, Philippines factory. The company is currently working closely with its principal customer in that location to assure that support and product shipments remain uninterrupted.

Commitment to Growth and Profitability
“Our planned initiatives are all part of a highly focused strategy to grow our EMS + Display business, achieve profitability as quickly as possible, and drive increasing value to our stockholders,” continued Saltich. The changes I have outlined will help us achieve greater efficiencies in all areas of TFS and support future revenue growth by allowing us to focus on delivering increasing value to both existing and new potential customers.”

About TFS
TFS is a recognized leader in providing specialized electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the timing of the company’s consolidation of its domestic operations, the potential sale of the company’s Manila manufacturing facility, the company’s efforts to improve operations and cost efficiencies, strategies to expand the company’s EMS + Display business, and goals to achieve profitability, drive stockholder value and deliver increased value to customers. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include the ability of TFS management individually or collectively to guide the company in a successful manner and other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.